Exhibit 99.1
Keros Therapeutics Reports Recent Business Highlights and Third Quarter 2026 Financial Results

•First patient dosed in Phase 2 clinical trial of rinvatercept in patients with Duchenne muscular dystrophy in September 2026
•Nominated KER-206, a novel ligand trap designed to bind select TGF-β ligands to regulate bone remodeling, from nonclinical pipeline for further investigation
•Cash runway expected into the second half of 2028

LEXINGTON, Mass., November 5, 2026 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-β”) family of proteins, today provided a business update and reported financial results for the quarter ended September 30, 2026.

“We are excited to continue advancing our pipeline across both clinical and nonclinical development, building on our understanding of TGF-β biology to develop potential new treatments for patients,” said Jasbir S. Seehra, Ph.D., President and Chief Executive Officer. “We remain focused on disciplined execution of our strategic priorities as we work to advance our programs and build on the potential of our pipeline.”

Recent Program Updates

•Rinvatercept for the treatment of Duchenne muscular dystrophy (“DMD”): In September 2026, Keros announced the first patient was dosed in the Phase 2 clinical trial of rinvatercept in patients with DMD. Keros expects to announce initial data from this trial in the first half of 2027.

•KER-206: In October 2026, Keros presented a nonclinical poster on a research version of KER-206, or RKER-206, at the American Society for Bone and Mineral Research 2026 Annual Meeting.
◦KER-206 is a nonclinical asset designed to bind select ligands from the TGF-β superfamily, including activin A, activin B, GDF8 and GDF11, which regulate bone remodeling through effects on differentiation and activity of bone-resorptive cells (osteoclasts) and bone-forming cells (osteoblasts). Through inhibition of these TGF-β ligands, the Company believes that KER-206 has the potential to increase bone mass and improve skeletal integrity in disorders characterized by pathological bone loss.

Third Quarter 2026 Financial Results

Keros reported net income of $14.2 million in the third quarter of 2026 as compared to a net loss of $7.3 million in the third quarter of 2025. The increase of approximately $21.4 million was primarily due to revenue recognized in 2026 related to Keros' license agreement with Takeda.

Research and development expenses were $20.5 million for the third quarter of 2026 as compared to $19.5 million for the same period in 2025. The increase of $1.0 million was primarily due to the additional research and development efforts to support the advancement of Keros’ pipeline, partially offset by decreased elritercept-related research and development expenses as activities transitioned to Takeda during 2025.

General and administrative expenses were $6.7 million for the third quarter of 2026 as compared to $10.1 million for the same period in 2025. The decrease of $3.4 million was primarily due to a decrease in compensation costs and a decrease in professional fees.

Keros’ cash and cash equivalents as of September 30, 2026 was $259.5 million compared to $287.4 million as of December 31, 2025. Based on current operating assumptions, Keros expects that its cash and cash equivalents as of September 30, 2026 will enable Keros to fund its operating expenses and capital expenditure requirements into the second half of 2028.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-β family of proteins. Keros is a leader in understanding the role of the TGF-β family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including skeletal muscle, bone, adipose, heart tissue and blood. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, rinvatercept, is being developed for the treatment of DMD and for the treatment of amyotrophic lateral sclerosis. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “continue,” “expect,” “believe,” “will,” “may,” “potential,” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its growth, strategy, progress and the advancement of its clinical and nonclinical pipeline; the development plans and potential therapeutic benefits of its product candidates; the design, objectives and timing of its clinical trials for rinvatercept; the potential of KER-206 to increase bone mass and improve skeletal integrity in disorders characterized by pathological bone loss; and Keros’ expected cash runway and ability to fund its operating expenses and capital expenditure requirements. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, rinvatercept and elritercept; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and nonclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 3, 2026, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Justin Frantz
jfrantz@kerostx.com
617-221-6042

KEROS THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2026	2025	2026	2025
REVENUE:
Service and other revenue	$9	$4,262	$376	$38,321
License revenue	40,000	10,000	40,000	205,355
Total revenue	40,009	14,262	40,376	243,676
OPERATING EXPENSES:
Research and development	(20,491)	(19,519)	(58,919)	(111,731)
General and administrative	(6,700)	(10,127)	(25,453)	(35,106)
Total operating expenses	(27,191)	(29,646)	(84,372)	(146,837)
INCOME (LOSS) FROM OPERATIONS	12,818	(15,384)	(43,996)	96,839
OTHER INCOME (EXPENSE), NET
Interest income, net	55	—	55	—
Dividend income	2,220	6,933	6,842	20,845
Other expense, net	(168)	(253)	(394)	(812)
Total other income, net	2,107	6,680	6,503	20,033
Income (loss) before income taxes	14,925	(8,704)	(37,493)	116,872
Income tax (provision) benefit	(772)	1,424	(772)	(6,397)
Net income (loss)	$14,153	$(7,280)	$(38,265)	$110,475

Net income (loss) attributable to common stockholders—basic and diluted	$14,153	$(7,280)	$(38,265)	$110,475

Weighted-average shares of common stock outstanding — basic	19,886,097	40,623,364	19,773,047	40,598,777
Weighted-average shares of common stock outstanding — diluted	20,341,140	40,623,364	19,773,047	41,202,371

Net income (loss) per share of common stock — basic	$0.71	$(0.18)	$(1.94)	$2.72
Net income (loss) per share of common stock — diluted	$0.70	$(0.18)	$(1.94)	$2.68

KEROS THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	SEPTEMBER 30, 2026	DECEMBER 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$259,464	$287,415
Accounts receivable	20,000	3,567
Prepaid expenses and other current assets	5,920	22,202
Current income tax receivable	2,250	2,250
Total current assets	287,634	315,434
Operating lease right-of-use assets	14,887	16,841
Property and equipment, net	3,390	4,297
Restricted cash	1,449	1,449
Other long-term assets	11	—
TOTAL ASSETS	$307,371	$338,021
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,787	$1,967
Current portion of operating lease liabilities	2,695	2,408
Accrued expenses and other current liabilities	8,761	16,039
Current tax liability	615	—
Total current liabilities	15,858	20,414
Operating lease liabilities, net of current portion	12,415	14,475
Total liabilities	28,273	34,889
STOCKHOLDERS' EQUITY:
Preferred stock, par value of $0.0001 per share; 10,000,000 shares authorized as of September 30, 2026 and December 31, 2025; no shares issued and outstanding	—	—
Series A junior participating preferred stock, par value of $0.0001 per share; 500,000 authorized as of September 30, 2026 and December 31, 2025; no shares issued and outstanding	—	—
Common stock, par value of $0.0001 per share; 200,000,000 shares authorized as of September 30, 2026 and December 31, 2025; 41,103,773 shares issued and 19,830,671 shares outstanding as of September 30, 2026 and 40,670,466 shares issued and 19,543,706 shares outstanding as of December 31, 2025	4	4
Treasury stock, at cost; 21,273,102 shares as of September 30, 2026 and 21,126,760 shares as of December 31, 2025	(386,211)	(384,558)
Additional paid-in capital	1,185,335	1,169,451
Accumulated deficit	(520,030)	(481,765)
Total stockholders' equity	279,098	303,132
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$307,371	$338,021